Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FIRST QUARTER 2018 RESULTS

-- Revenue of $30.9 Million Includes a 50 Percent Increase in Royalty Revenue on a Reported Basis --

-- Eight ENHANZE®-Partnered Products Expected in Clinical Studies in 2018, Two More than Forecasted in January --

-- Target Number of Progression-Free Survival Events in HALO-301 Study Now Projected to be Achieved Between December 2018 and February 2019; Enrollment on Track to Reach Approximately 500 Patients by Year-End --

SAN DIEGO, May 10, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the first quarter ended March 31.

"Reflecting the enthusiasm and opportunity for competitive differentiation that ENHANZE may provide, in the first quarter we supported our partners in planning for initiation of an unprecedented number of clinical study starts in 2018, including two additional Phase 1 studies that were not included in our forecast at the beginning of the year,” said Dr. Helen Torley, president and chief executive officer. “The momentum we have with ENHANZE reinforces our conviction for the approximately $1 billion royalty revenue potential we outlined in January.

"For PEGPH20, we currently project we will achieve the target number of Progression-Free Survival (PFS) events in HALO-301 between December 2018 and February 2019. Upon achieving the target number of PFS events, final data collection and the steps required for database lock prior to the interim analysis will be initiated. With enrollment at the end of April on track with more than 350 patients, we continue to project approximately 500 patients will have been enrolled by year-end."

First Quarter 2018 and Recent Highlights include:

•
Two new ENHANZE Phase 1 clinical studies now planned for initiation in 2018 by collaboration partners, a result of momentum generated through new agreements in 2017. The eight ENHANZE-partnered products expected to be in a clinical study in 2018 is an increase from the company’s forecast in January of six.

•
Collaboration partner Bristol-Myers Squibb planning to initiate two Phase 1 studies in 2018, including a new study of an undisclosed target with Halozyme’s ENHANZE technology planned for Q2 and a study of nivolumab with ENHANZE planned for Q3.

•
Among the products in clinical study, Janssen continues in multiple ongoing trials of a subcutaneous formulation of DARZALEX® (daratumumab) in support of plans for commercialization. Halozyme’s ENHANZE technology has the potential to enable a 15-ml injection to be delivered in five minutes or less. The ongoing or planned trials in patients with Multiple Myeloma, Amyloidosis and Smoldering Myeloma include four Phase 3 studies and two earlier stage studies.

•
Continued progress screening and enrolling patients in the HALO-301 study of PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in first-line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High). An interim analysis will be conducted for the first primary endpoint of PFS when the target number of events has been reached, which the company currently projects will occur between December 2018 and February 2019. Upon achieving the target number of PFS events, final data collection and the steps required for database lock prior to the interim analysis will be initiated.

•
Acceptance of an abstract for poster presentation at the 2018 American Society of Clinical Oncology Annual Meeting examining Extracellular Matrix Circulating Peptide Biomarkers as Potential Predictors of Survival in Patients with Untreated Metastatic Pancreatic Ductal Adenocarcinoma Receiving Pegvorhyaluronidase Alfa (PEGPH20), nab-Paclitaxel and Gemcitabine.

First Quarter 2018 Financial Highlights

•
Revenue for the first quarter was $30.9 million compared to $29.6 million for the first quarter of 2017. The year-over-year increase was driven by 50 percent growth in royalties on a reported basis from partner sales of Herceptin® (trastuzumab) SC, MabThera® (rituximab) SC, RITUXAN HYCELATM and HYQVIA® (Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase), offset by the expected decrease in bulk rHuPH20 sales to partners and research and development reimbursements. Revenue for the first quarter included $20.9 million in royalties, $3.4 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.4 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•	Research and development expenses for the first quarter were $38 million, compared to $36.9 million for the first quarter of 2017.

•
Selling, general and administrative expenses for the first quarter were $13.6 million, compared to $12.6 million for the first quarter of 2017. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net loss for the first quarter was $27.5 million, or $0.19 per share, compared to net loss in the first quarter of 2017 of $32.9 million, or $0.26 per share.

•	Cash, cash equivalents and marketable securities were $433.7 million at March 31, 2018, compared to $469.2 million at December 31, 2017.

Financial Outlook for 2018

Halozyme reiterated its financial guidance of:

•	Net revenue of $115 million to $125 million, including 25 to 30 percent royalty growth;

•	Operating expenses of $230 million to $240 million;

•	Operating cash burn of $75 million to $85 million; and

•	Year-end cash balance of $305 million to $315 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the first quarter of 2018 today, Thursday, May 10 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a recording made available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 68917761.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2018, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2018) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2018.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Royalties	$20,944	$13,982
Product sales, net	6,801	11,434
Revenues under collaborative agreements	3,127	4,152
Total revenues	30,872	29,568

Operating expenses:
Cost of product sales	3,052	7,544
Research and development	37,976	36,935
Selling, general and administrative	13,556	12,615
Total operating expenses	54,584	57,094

Operating loss	(23,712)	(27,526)
Other income (expense):
Investment and other income, net	1,668	287
Interest expense	(5,230)	(5,448)
Net loss before income taxes	(27,274)	(32,687)
Income tax expense	187	210
Net loss	$(27,461)	$(32,897)

Net loss per share:
Basic and diluted	$(0.19)	$(0.26)

Shares used in computing net loss per share:
Basic and diluted	142,656	128,615

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$98,012	$168,740
Marketable securities, available-for-sale	335,682	300,474
Accounts receivable, net	26,574	22,133
Inventories	4,393	5,146
Prepaid expenses and other assets	19,809	13,879
Total current assets	484,470	510,372
Property and equipment, net	4,937	3,520
Prepaid expenses and other assets	5,562	5,553
Restricted cash	500	500
Total assets	$495,469	$519,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,628	$7,948
Accrued expenses	31,889	39,601
Deferred revenue, current portion	1,247	6,568
Current portion of long-term debt, net	82,460	77,211
Total current liabilities	119,224	131,328

Deferred revenue, net of current portion	6,006	54,297
Long-term debt, net	102,696	125,140
Other long-term liabilities	2,479	814

Stockholders’ equity:
Common stock	144	143
Additional paid-in capital	744,359	731,044
Accumulated other comprehensive loss	(870)	(450)
Accumulated deficit	(478,569)	(522,371)
Total stockholders’ equity	265,064	208,366
Total liabilities and stockholders’ equity	$495,469	$519,945

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